CASCADE NATURAL GAS CORPORATION SHAREHOLDERS APPROVE MERGER AGREEMENT

SEATTLE—(BUSINESS WIRE)—October 27, 2006—Cascade Natural Gas Corporation (NYSE:CGC)  announced today that at a special shareholder meeting, the shareholders of the company voted to approve the merger agreement with MDU Resources Group, Inc.  When the transaction is completed, Cascade will become a wholly owned subsidiary of MDU Resources and will continue to operate as Cascade Natural Gas Corp.

The proposed merger was announced on July 9, 2006.  In addition to approval by the Cascade shareholders, the completion of the merger is subject to the approval of various regulatory authorities.  These include the Washington Utilities and Transportation Commission, the Oregon Public Utility Commission and the various jurisdictions under which MDU Resources’ utility divisions operate, as well as clearance under the Hart-Scott-Rodino Act and the satisfaction of other customary closing conditions.  Cascade and MDU Resources are in the process of obtaining the required regulatory approvals, which are anticipated to be completed by mid-year 2007.

MDU Resources’ utility divisions, Montana-Dakota Utilities Co. and Great Plains Natural Gas Co.,  serve over 250,000 natural gas customers and 118,000 electric customers in five Upper Midwest states.

Cascade serves approximately 235,000 customers in 93 communities — 65 of which are in Washington and 28 in Oregon.  Cascade’s service areas are concentrated in western and south central Washington and south central and eastern Oregon.

The information in this release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the expected timing of the receipt of regulatory approvals. Although the company believes that its expectations are based on reasonable assumptions, these statements are subject to risks and uncertainties and actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to obtain necessary regulatory approvals and the satisfaction of other closing conditions. There can be no assurance that the regulatory review process will not be delayed or that the closing will occur when expected.

CONTACT: David W. Stevens of Cascade Natural Gas Corporation, 206-381-6703